Exhibit 10.1

December 20, 2018

Brian Foster

Palos Verdes Estates, CA

Dear Brian,

On behalf of MobileIron, Inc. (the “Company”), I am pleased to offer you the full-time position of Senior Vice President of Product Management. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new full-time position with the Company are as set forth below:

1.Position.

(a)Your position will be Senior Vice President, Product Management, working out of our Mountain View, CA headquarters. You will report to the Chief Executive Officer. The company acknowledges that you will commute from Palos Verdes Estates, CA to our Mountain View, CA HQ for this assignment. Details of commute benefits are outlined in section 11.

(b)You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on January 2, 2019.

3.Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4.Compensation.

a)	Base Salary: You will be paid at the rate of $30,416.67 per month (which is equivalent to $365,000.00 on an annualized basis), less payroll deductions and withholdings (the “Base Salary”), payable pursuant to the Company’s regular payroll practices. The Base Salary will be reviewed annually as part of the Company’s normal salary review process.
b)Annual Bonus: You will be eligible to participate in the Company’s executive bonus plan where your target bonus will be 45% of your base salary.

5.New Hire Stock Option and RSU Grant.

In connection with the commencement of your employment, the compensation committee of the board of directors will grant an option to purchase 125,000 shares (“Option Shares”) of Common Stock of the Company and will grant 310,000 MobileIron restricted stock units (“MobileIron RSU’s”).

The Option Shares will have an exercise price equal to the fair market value on the date of the grant. The Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, until either your Option Shares are fully vested or your employment ends, whichever occurs first. In the event that you are terminated by the Company, other than for Cause, after the end of the initial six-month period following your start date and before the 12 month anniversary of your Start Date, the Option Shares vesting shall be revised so that 12.5% of the shares vest as of the end of such six- month period, and the remaining Option Shares vest monthly thereafter at the rate of 1/48 of the total number of Option Shares per month through the termination date.

The MobileIron RSUs will vest ratably over four years as follows: (i) 25% of the total number of MobileIron RSUs will vest on the Quarterly Vesting Date (see below) that is in the same calendar quarter as the one year anniversary of your employment start date, and (ii) the remaining MobileIron RSUs will vest ratably with 6.25% of the total RSUs vesting on each subsequent Quarterly Vesting Date, until the MobileIron RSUs are totally vested, subject to your continued employment on each such Quarterly Vesting Date. The Quarterly Vesting Dates are February 20, May 20, August 20, and November 20 of each year. The MobileIron RSU’s will be subject to the terms of the Company’s 2014 Equity Incentive Plan and the MobileIron RSU Award Agreement, as applicable, between you and the Company.

6.Benefits.

(a)Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b)Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

7.Confidential Information and Invention Assignment Agreement / Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date. As a Company employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.

8.At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

9.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.Background check . This offer is contingent upon a background check clearance.

11.Commute Expenses. The company will reimburse you for reasonable out-of-pocket expenses incurred in connection with your commute to Mountain View, CA from Palos Verdes Estates, CA. Meals and entertainment-related expenses that are not incurred in furtherance or in connection with the performance of your duties hereunder will not be reimbursed. Your right to reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company’s reimbursement policies in effect from time to time. Any reimbursements will be paid to you within 30 days after the date you submit receipts for the expenses, provided that you submit those receipts within 45 days after you incur the expense. The company will fully gross up for all federal, state, and local taxes, associated with commute travel and lodging.

12.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules, which can be found at the following web address: (http://www.jamsadr.com/rulesclauses). A hard copy of the rules will be provided to you upon request.

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding,

nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.

The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The Arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company with respect to your employment and supersedes all prior agreements and promises made to you by anyone, whether oral or written. This letter (and your employment at will status) may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your work location, compensation, benefits, job title and duties, and reporting relationships. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Sincerely,

MobileIron, Inc.

/s/ Jared J. Lucas
Signature
Jared J. Lucas, Chief People Officer
Printed Name and Title
12/20/2018

ACCEPTED AND AGREED:

/s/ Brian Foster
Employee Signature
Brian Foster
12/20/2018

January 2, 2019

Attachment A:

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by MobileIron, Inc., a Delaware corporation (the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in the employ of, or (ii) the duration of my employment relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.At-Will Relationship. I understand and acknowledge that the Relationship is and shall continue to be at- will, meaning that either I or the Company may terminate the Relationship at any time and for any reason, with or without cause or advance notice.

3.	Confidential Information.

(a)Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing information, licenses, financial information, budgets, information regarding the skills and compensation of the Company’s employees, contractors, and any other service providers of the Company or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement with any former employer or other party, including any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-

public proprietary information, or material belonging to any current or former client or employer or any other party.

(c)Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4.	Inventions.

(a)Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all moral rights. To the extent such moral rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where moral rights exist, I hereby unconditionally and irrevocably waive the enforcement of such moral rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any moral rights in any Inventions (and any intellectual property rights with respect thereto).

(c)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5.

(d)Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordation’s, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e)Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

5.Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

6.	Notification to Other Parties.

(a)Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement

7.	Solicitation of Employees, Consultants and Other Parties; Noncompetition.

(a)Nonsolicitation. I agree that during the Relationship and for a period of twenty-four (24) months immediately following the termination of the Relationship for any reason I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b)Confidential Information. I agree that during the Relationship and at any time following termination of the Relationship for any reason, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services, or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8.	Representations and Covenants.

(a)Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9.	General Provisions.

(a)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington DC without giving effect to the principles of conflict of laws.

(b)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable then the remaining provisions will continue in full force and effect. Moreover, any court which interprets or enforces this Agreement shall have the authority to modify any provisions hereunder to the extent necessary to ensure that such provisions are enforceable under governing law.

(d)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and it assigns.

(e)Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:
Jared J. Lucas, Chief People Officer	Brian Foster
Printed Name and Title

/s/ Jared J. Lucas	/s/ Brian Foster
Signature	Signature

12/20/2018	12/20/2018

401 East Middlefield Road
Mountain View, CA 94043
Address

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED UNDER SECTION 4

 Title  Date

Identifying Number or Brief Description

 X  No inventions or improvements

 Additional Sheets Attached

Signature of Employee/Consultant: /s/ Brian Foster  Print Name of Employee/Consultant: Brian Foster

Date: 12/20/2018

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information, as defined in the Company’s Confidential Information and Invention Assignment Agreement signed by me, including but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to MobileIron, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

Date:    DO NOT DATE

DO NOT SIGN

(Employee’s Signature)

DO NOT COMPLETE

(Type/Print Employee’s Name)

MOBILEIRON, INC. SEVERANCE BENEFIT PLAN

To: Brian Foster

MOBILEIRON, INC. SEVERANCE BENEFIT PLAN PARTICIPATION NOTICE

You have been designated as eligible to be a Participant in the MobileIron, Inc. Severance Benefit Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

The table below designates the benefits you are eligible to receive pursuant to the Plan.

	Salary Continuation	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change in Control Termination	6 months of your Monthly Base Salary	6 months	0%
Qualifying Termination that is a Change in Control Termination	12 months of your Monthly Base Salary	12 months	100%

In addition to other terms defined in the Plan document, the definitions on Attachment A to this Participation Notice are used to define the benefits to which you are entitled under the Plan.

By accepting participation in the Plan, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

/s/ Brian Foster
(Signature)

Brian Foster
(Print Name)

12/20/2018
(Date)

ATTACHMENT A - DEFINITIONS

“Monthly Base Salary” means the Participant’s monthly base salary in effect immediately prior to date of the Qualifying Termination, ignoring any reduction that forms the basis for Constructive Termination.

“Salary Continuation” The Company shall continue to pay the Participant, as severance, the Participant’s Monthly Base Salary for the number of months set forth in the Participant’s Participation Notice in accordance with the Company’s standard payroll practices and subject to standard payroll deductions and withholdings, provided that, if the Qualifying Termination is not a Change in Control Termination, such payments shall cease if the Participant commences employment with another employer.

“Qualifying Termination” means a Change in Control Termination or any other Involuntary Termination Without Cause.

“Change in Control Termination” means (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in either case that occurs within the period starting three months prior to a Change in Control and ending on the first anniversary of the Change in Control.

“Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, disability, or Cause.

“Cause” means any of the following events: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company; (ii) willful breach of any obligation under any written agreement with the Company that is not cured within 30 days of written notice to the Participant; (iii) Participant’s deliberate violation of a Company policy, or commission of any felony or any act of fraud, embezzlement, dishonesty or any other willful misconduct, that has caused or is reasonably expected to result in material injury to the Company; or (iv) material unauthorized use, disclosure or misappropriation by Participant of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party.

“Constructive Termination” means the Participant resigns (resulting in a Separation from Service) because one of the following events or actions is undertaken without the Participant’s written consent:

(i)a reduction of more than 20% or more in the Participant’s annual base salary (unless pursuant to a salary reduction program applicable to all similarly situated employees);

(i) a non-temporary relocation of the Participant’s business office to a location that increases the Participant’s one-way commute by more than 50 miles from the primary location at which the Participant performed duties at the time of Constructive Termination; or

(iii) a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Participant.

An event or action will not give the Participant grounds for Constructive Termination unless (A) the Participant gives the Company written notice within 30 days after the initial existence of the event or action that the Participant intends to resign in a Constructive Termination due to such event or action; (B) the event or action is not reasonably cured by the Company within 30 days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within 90 days after the end of the cure period

MOBILEIRON, INC. SEVERANCE BENEFIT PLAN

1.INTRODUCTION. This MobileIron, Inc. Severance Benefit Plan (the “Plan”) is established by MobileIron, Inc. (the “Company”) on April 28, 2015 (the “Effective Date”). The Plan provides for severance and change in control benefits to selected U.S. employees of the Company who are designated as participants in the Plan. This document, together with the Participation Notice, constitutes the Summary Plan Description for the Plan.

2.	PAYMENTS & BENEFITS.

(a)If there is a Qualifying Termination and the Participant signs a Release within 45 days following the Qualifying Termination and does not revoke the Release as permitted by law, the Company will provide the following payments and benefits, subject to the terms of the Plan, on the 60th day following the Qualifying Termination:

(i)Salary Continuation. The Company shall continue to pay the Participant, as severance, the Participant’s Monthly Base Salary for the number of months set forth in the Participant’s Participation Notice in accordance with the Company’s standard payroll practices and subject to standard payroll deductions and withholdings, provided that, if the Qualifying Termination is not a Change in Control Termination, such payments shall cease if the Participant commences employment with another employer. On the 60th day following the Qualifying Termination, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying Termination, with the balance of the payments paid thereafter based on the original schedule. If the Qualifying Termination is not a Change in Control Termination, and the Participant commences employment with another employer at a time when cash severance is being paid under this Section 2(a)(i) of the Plan, the Participant must immediately notify the Company of such event.

(ii)Health Insurance Premiums. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the Participant’s COBRA premiums, or will provide coverage under the Company’s self-funded broad based health insurance plans, on behalf of the Participant, including coverage for the Participant’s eligible dependents, in any such case as and when such premiums or coverage amounts would be due if paid for by the Participant, until the earliest to occur of (i) the end of the number of months set forth in the Participant’s Participation Notice, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying Termination through the earliest to occur of the dates set forth in clause (i) through (iii), the “COBRA Payment Period”). These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient

Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). On the 60th day following the Qualifying Termination, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying Termination, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease. Any insurance premiums that are paid by the Company will not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(iii)Accelerated Vesting. Each of the Participant’s then outstanding and unvested compensatory equity awards will vest, and, as applicable, become exercisable, effective as of immediately prior to the Qualifying Termination, as to the percentage of unvested shares per equity award specified in the Participant’s Participation Notice.

3.PARTICIPATION. The Plan Administrator will select the Participants and will deliver a notice to each Participant, substantially in the form attached hereto as the “Participation Notice”, informing the employee that he or she is eligible to participate in the Plan. Each employee of the Company who receives a Participation Notice and timely returns a signed copy of the Participation Notice to the Company is a “Participant” in the Plan.

4.EXCEPTIONS TO ELIGIBILITY FOR BENEFITS; TERMINATION AND/OR RECOUPMENT OF

BENEFITS

(a)Exceptions to Benefits. Notwithstanding anything to the contrary herein, a Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances:

(i)The Participant has not entered into the Company’s standard form of Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).

(ii)The Participant has failed to return all Company Property within 10 days after receiving written notice from the Company asking for the return of some or all Company Property. For this purpose, “Company Property” means all material paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during the Participant’s period of employment with the Company and other material Company materialsand property that the Participant has in the Participant’s possession or control, including, without limitation, materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

(b)	Termination and/or Recoupment of Benefits.

A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator, (1) willfully breaches a material provision of the Confidentiality Agreement and/or any obligations of confidentiality, non- solicitation, non-disparagement, no conflicts or non-competition set forth in the Participant’s employment agreement, offer letter or under applicable law; (2) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or (3) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or interferes in any other adverse manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party. Further, during the period for which the Participant is receiving benefits under the Plan, the Participant agrees to voluntarily cooperate with the Company by making himself or herself reasonably available without further compensation to assist with any threatened or pending litigation against the Company and any pending patent applications and if a Participant fails to do so, his or her benefits under the Plan will terminate immediately.

5.CONDITIONS AND LIMITATIONS ON BENEFITS.

(a)Prior Agreements. By accepting participation in the Plan, the Participant irrevocably waives the Participant’s rights to any severance benefits (including vesting acceleration) that would be paid on a Qualifying Termination, including in connection with a Change in Control, under any offer letter, employment agreement or other policy, plan or commitment, whether written or otherwise, with the Company that is in effect on the date the Participant signs the Participation Notice. The payments pursuant to the Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or employee welfare benefits to which a Participant is entitled for the period ending with the Participant’s Qualifying Termination.

(b)Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(c)Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(d)Parachute Payments. This section explains what happens if any payments or benefits owed under the Plan are deemed to be “parachute payments” that would be subject to excise tax under the Code. Except as otherwise expressly provided in a written agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either

(A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount (clause (A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, clause (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of equity award (i.e., earliest granted equity awards are cancelled last).

6.TAX MATTERS.

(a)Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(b)Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.

(c)Application of Code Section 409A. This section explains how certain Plan provisions will be interpreted and applied in effort to avoid excise tax under the deferred compensation provisions of the Code. It is intended that all of the benefits provided under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment. If any of the payments upon a Separation from Service provided under the Plan (or under any other arrangement with the Participant) constitute “deferred compensation” under Section 409A and if the Participant is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of the Participant’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Participant a lump sum amount equal to the sum of the payments upon Separation from Service that the Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

7.CLAWBACK; RECOVERY. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” Constructive Termination, or any similar term under any plan of or agreement with the Company.

8.RIGHT TO INTERPRET PLAN; AMENDMENT ANDTERMINATION.

(a)Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to administer, construe and interpret the Plan and to decide any and all questions arising in connection with the operation of the Plan.

(b)Amendment or Termination. The Plan Administrator reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time. Unless terminated sooner by the Plan Administrator, the Plan shall automatically terminate immediately following the day before the third anniversary of the date the Plan is adopted by the Board. No such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company and approved by the Plan Administrator.
9.NO IMPLIED EMPLOYMENT CONTRACT. The Plan will not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without Cause, which right is hereby reserved.

10.DEFINITIONS. For purposes of the Plan, certain terms are defined as set forth in Attachment A to the form of Participation Notice, and the following terms are defined as follows:

(a)“Change in Control” shall have the meaning set forth in Section 13(h) of the Company’s 2014 Equity Incentive Plan as of the Effective Date.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” means the common stock of the Company.

(d)“Plan Administrator” means the Board of Directors of the Company (the “Board”) or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(e)“Release” means a general waiver and release substantially in the forms attached hereto as EXHIBIT A, which forms may be modified by the Plan Administrator or a designee of the Plan Administrator, in its sole discretion, to comply with applicable law and/or to incorporate the terms into a separation agreement or other written agreement with the Participant.

(f)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

11.LEGAL CONSTRUCTION. The Plan will be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

12.CLAIMS, INQUIRIES AND APPEALS.

(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or the applicant’s authorized representative). The Plan Administrator is set forth below.

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)	the specific reason or reasons for the denial;
(2)	references to the specific Plan provisions upon which the denial is;
(3)	a description of any additional information or material that the Plan; Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)	an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in

Section 13(d).

The notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review will be in writing and will be addressed to:

MobileIron, Inc.

Attn: General Counsel

415 East Middlefield Road Mountain View, CA 94043

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or the applicant’s representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to the applicant’s claim. The applicant (or the applicant’s representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or the applicant’s representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(1)	the specific reason or reasons for the denial;

(2)	references to the specific Plan provisions upon which the denial is based;

(3)	a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13.BASIS OF PAYMENTS TO AND FROM PLAN. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

14.OTHER PLAN INFORMATION.

(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 26-0866846.

(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

MobileIron, Inc.

Attn: General Counsel

415 East Middlefield Road Mountain View, CA 94043

(d)Plan Sponsor and Administrator. The “Plan Sponsor” of the Plan is the Company, and the “Plan Administrator” of the Plan is as set forth in Section 10(d) of the Plan. All notices and requests should be directed to:

MobileIron, Inc.

Attn: General Counsel

415 East Middlefield Road Mountain View, CA 94043

The telephone number for the Plan Sponsor and Plan Administrator is (650) 919-8100. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15.STATEMENT OF ERISA RIGHTS.

Participants in the Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. Participants in the Plan are considered participants in the Plan for the purposes of this paragraph and, under ERISA, such Participants are entitled to:

Receive Information About Your Plan and Benefits

(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and other Plan Participants and beneficiaries. No one, including the Participant’s employer, union or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a Plan benefit or exercising a Participant’s rights under ERISA.

Enforcement of Participant Rights

If a Participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.

If a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

Assistance With Participant Questions

If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant have any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16.GENERAL PROVISIONS.

(a)Notices. Anynotice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s General Counsel), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in above, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the

Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(e)Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

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EXHIBIT A

FORM OF RELEASE AGREEMENT [EMPLOYEES AGE 40 OR OVER;GROUP TERMINATION]

I have reviewed, I understand, and I agree completely to the terms set forth in the MobileIron, Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company, and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby acknowledge and reaffirm my obligations under my Confidentiality Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and its and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended) (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any fully executed indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; (b) any rights or claims which cannot be waived as a matter of law; or (c) any claims for breach of the Plan arising after the date that I sign this Release. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have 45 days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have 7 days following the date I sign this Release to revoke the Release by providing written notice of my revocation to an office of the Company; (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release; and (f) I have received with this Release a written disclosure under 29 U.S. Code Section 626(f)(1)(H) that includes certain information relating to the Company’s group termination.

In giving the releases set forth in this Release, which include claims which may be unknown or unsuspected by me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Release.

I hereby represent and warrant that: (a) I have been paid all compensation owed and for all time worked; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to FMLA, CFRA, the Company’s policies, or applicable law; and (c) I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than 45 days following the date it is provided to me, and I must not subsequently revoke the Release.

Participant:

(Signature)
Printed Name:
Date:

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FORM OF RELEASE AGREEMENT [EMPLOYEES UNDER AGE 40]

I have reviewed, I understand, and I agree completely to the terms set forth in the MobileIron, Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company, and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby acknowledge and reaffirm my obligations under my Confidentiality Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and its and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended) (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any fully executed indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; (b) any rights or claims which cannot be waived as a matter of law; or (c) any claims for breach of the Plan arising after the date that I sign this Release. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against the Released Parties that are not included in the Released Claims.

In giving the releases set forth in this Release, which include claims which may be unknown or unsuspected by me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Release.

I hereby represent and warrant that: (a) I have been paid all compensation owed and for all time worked; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to FMLA, CFRA, the Company’s policies, or applicable law; and (c) I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than 14 days following the date it is provided to me.

Participant:

(Signature)
Printed Name:
Date:

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